Exhibit 12(a)

Kimco Realty Corporation and Subsidiaries
Computation of Ratio of Earnings to Fixed Charges

	For the year ended December 31,

	2005	2004	2003	2002	2001

Pretax earnings from continuing operations before adjustment for minority interests or income/loss from equity investees	$235,151,847	$212,084,218	$195,182,251	$214,400,340	$211,716,265

Add:
Interest on indebtedness (excluding capitalized interest)	126,657,467	107,772,945	99,996,284	85,771,695	87,629,198
Amortization of debt related expenses	4,293,975	2,247,702	4,642,201	3,060,946	2,593,442
Portion of rents representative of the interest factor	6,004,270	5,250,441	5,697,237	5,910,534	6,005,312

	372,107,559	327,355,306	305,517,974	309,143,515	307,944,217

Distributed income from equity investees	116,765,424	94,994,050	67,712,364	40,274,767	36,376,934

Pretax earnings from continuing operations, as adjusted	$488,872,983	$422,349,356	$373,230,338	$349,418,282	$344,321,151

Fixed charges -
Interest on indebtedness (including capitalized interesst)	$139,244,090	$116,504,453	108,883,362	$94,860,415	$95,553,248
Amortization of debt related expenses	3,028,118	1,223,385	3,851,301	2,504,105	2,243,817
Portion of rents representative of the interest factor	6,004,270	5,250,441	5,697,237	5,910,534	6,005,312

Fixed charges	$148,276,478	$122,978,279	$118,431,900	$103,275,054	$103,802,377

Ratio of earnings to fixed charges	3.3	3.4	3.2	3.4	3.3

Kimco Realty Corporation and Subsidiaries
Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

	For the year ended December 31,

	2005	2004	2003	2002	2001

Pretax earnings from continuing operations before adjustment for minority interests or income/loss from equity investees	$235,151,847	$212,084,218	$195,182,251	$214,400,340	$211,716,265

Add:
Interest on indebtedness (excluding capitalized interest)	126,657,467	107,772,945	99,996,284	85,771,695	87,629,198
Amortization of debt related expenses	4,293,975	2,247,702	4,642,201	3,060,946	2,593,442
Portion of rents representative of the interest factor	6,004,270	5,250,441	5,697,237	5,910,534	6,005,312

	372,107,559	327,355,306	305,517,973	309,143,514	307,944,217

Distributed income from equity investees	116,765,424	94,994,050	67,712,364	40,274,767	36,376,934

Pretax earnings from continuing operations, as adjusted	488,872,983	$422,349,356	$373,230,337	$349,418,281	$344,321,151

Fixed charges -
Interest on indebtedness (including capitalized interesst)	$139,244,090	$116,504,453	$108,883,362	$94,860,415	$95,553,248
Preferred stock dividends	12,029,524	11,982,047	15,181,409	19,447,507	26,809,172
Amortization of debt related expenses	3,028,118	1,223,385	3,851,301	2,504,105	2,243,817
Portion of rents representative of the interest factor	6,004,270	5,250,441	5,697,237	5,910,534	6,005,312

Combined fixed charges and preferred stock dividends	$160,306,002	$134,960,326	$133,613,309	$122,722,560	$130,611,549

Ratio of earnings to combined fixed charges and preferred stock dividends	3.0	3.1	2.8	2.8	2.6